Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400	       AMEX:  JOB


FOR IMMEDIATE RELEASE                                        July 30, 2007

COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           e-mail  invest@genp.com



        General Employment Reports Third Quarter and Nine Month Results


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported consolidated net revenues for the quarter ended June 30, 2007 of $4,864,000, down 9% from revenues of $5,321,000 reported for the same period last year.

Placement service revenues for the quarter were $2,922,000, a 6% improvement over $2,755,000 for the same period last year. Contract service revenues of $1,942,000 decreased 24% from $2,566,000 last year.

Net income for the quarter was $184,000, or $.03 per diluted share, compared with $400,000, or $.08 per diluted share, for the same period last year.

Commenting on the Company's performance for the quarter, Herbert F. Imhoff, Jr., board chairman and CEO, said, "The Company's quarterly financial results were disappointing. We had challenges in finding enough well-qualified applicants to fill our clients' demands both for placement and contract assignments."

Continuing, Mr. Imhoff said, "Although there was an improvement in placement service revenues, it was not enough to offset increases in selling, general and administrative (SG&A) expenses and the effects of a decrease in contract service revenues. The increase in SG&A expenses reflects a number of initiatives that we have taken to improve our business. They include increasing the level of recruitment advertising, adding consulting staff and upgrading computer systems. The decline in contract service revenues can be attributed to a shift in the Company's marketing focus toward placement services as well as the difficulty in finding qualified contract employees."

For the nine months ended June 30, 2007, the Company reported net income of $570,000, or $.11 per diluted share, compared with net income of $703,000, or $.13 per diluted share, for the same period last year. Consolidated net revenues for the nine-month period were $14,668,000, down 2% compared with $15,034,000 last year.




                          Business Information

General Employment provides professional staffing services through a network of 19 branch offices located in 9 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.






































                    GENERAL EMPLOYMENT ENTERPRISES, INC.
                      CONSOLIDATED STATEMENT OF INCOME
                      (In Thousands, Except Per Share)

                                         Three Months          Nine Months
                                         Ended June 30        Ended June 30
                                        2007      2006       2007      2006

Net revenues:
  Contract services                   $ 1,942   $ 2,566    $ 6,255   $ 7,889
  Placement services                    2,922     2,755      8,413     7,145
  Net revenues                          4,864     5,321     14,668    15,034

Operating expenses:
  Cost of contract services             1,306     1,848      4,224     5,606
  Selling                               1,856     1,664      5,308     4,354
  General and administrative            1,601     1,453      4,791     4,509
  Total operating expenses              4,763     4,965     14,323    14,469

Income from operations                    101       356        345       565
Investment income                          83        44        225       138

Net income (1)                        $   184   $   400    $   570   $   703

Average number of shares:
  Basic                                 5,151     5,148      5,149     5,148
  Diluted                               5,399     5,313      5,372     5,340

Net income per share:
  Basic                               $   .04   $   .08    $   .11   $   .14
  Diluted                             $   .03   $   .08    $   .11   $   .13

  __________________________________________________
(1) There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.






















                       GENERAL EMPLOYMENT ENTERPRISES, INC.
                 SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                                (In Thousands)




                                                   June 30      September 30
                                                     2007           2006

Assets:
  Cash and cash equivalents                        $ 6,072         $ 5,904
  Other current assets                               2,542           2,570

  Total current assets                               8,614           8,474
  Property and equipment, net                          962             801

  Total assets                                     $ 9,576         $ 9,275


Liabilities and shareholders' equity:
  Current liabilities                              $ 2,617         $ 2,423
  Shareholders' equity                               6,959           6,852

  Total liabilities and shareholders' equity       $ 9,576         $ 9,275